PRICING SUPPLEMENT NO. 4
DATED:  APRIL 21, 1999
(TO PROSPECTUS SUPPLEMENT DATED MARCH 19, 1999
AND PROSPECTUS DATED MARCH 19, 1999)


                            AT&T CAPITAL CORPORATION

                           MEDIUM-TERM NOTES, SERIES G


     FIXED RATE NOTES                       Issue Price: 100% (as a percent of principal amount)
     ----------------
     PRINCIPAL AMOUNT:                 U.S. $246,000,000
     INTEREST RATE:                    Fixed, 5.86% per annum (subject to adjustment as described below)
     ISSUE DATE:                       April 26, 1999
     TRADE DATE:                       April 21, 1999
     SETTLEMENT DATE:                  April 26, 1999
     INITIAL INTEREST PAYMENT DATE:    October 26, 1999
     MATURITY DATE:                    April 26, 2002
     DAYCOUNT:                         Actual/360
     INTEREST PAYMENT DATES:           April 26 and October 26 (or next Business Day)
     CUSIP NUMBER:                     00206HL36

     AGENTS:                           PRINCIPAL AMOUNT:
     Credit Suisse First Boston        $30,000,000
     Lehman Brothers                   $110,000,000
     J.P. Morgan & Co.                 $5,000,000
     Salomon Smith Barney              $101,000,000


ADJUSTMENT TO THE INTEREST RATE

     Beginning (a) on the first day following a Failed Acquisition Date or (b) if the Acquisition has not closed by December 31, 1999, on January 1, 2000, the Interest Rate specified above will increase to 6.61% per annum. If the Interest Rate has been so increased, then, if applicable, upon the first day following the completion of the Acquisition, the Interest Rate will reduce to 5.86% per annum.

     A "Failed Acquisition Date" is the earliest public announcement by The CIT Group Inc. or Newcourt Credit Group Inc. that (a) the Acquisition will not occur, (b) either party has failed to receive the necessary shareholder approval for the Acquisition, or (c) either party has failed to receive the necessary regulatory approvals for the Acquisition. "Acquisition" means the acquisition of Newcourt by The CIT Group Inc. announced March 8, 1999.

     See "Recent Developments" in the accompanying prospectus. No determination has been made whether The CIT Group Inc. will guarantee or support the obligations of either AT&T Capital or Newcourt. Therefore, investors should not expect that The CIT Group Inc. will guarantee or support the obligations of either AT&T Capital or Newcourt.